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                                                                    Exhibit 23.1

                              Consent of KPMG LLP


The Board of Directors
Potlatch Corporation


We consent to the use of our report dated January 24, 2001, relating to the consolidated balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, included and incorporated by reference herein and to the reference to our firm under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial Data", "Selected Historical Business Segment Financial Data" and "Experts" in the Prospectus.



/s/ KPMG LLP

Portland, Oregon
October 1, 2001